EXHIBIT NO. 99

  NEWS RELEASE                                  FOR IMMEDIATE RELEASE
                                                CONTACT: T. Joe Crawford
                                                         (540) 342-1831


                    ROANOKE ELECTRIC STEEL DECLARES 159TH
                     CONSECUTIVE QUARTERLY CASH DIVIDEND
                    AND ANNOUNCES COMMON STOCK REPURCHASE


     ROANOKE, Virginia, July 22, 1998 -- Roanoke Electric Steel Corporation (NASDAQ-NNM: RESC) today reported that at a regular meeting of the Board of Directors of the Corporation held July 21, 1998, the 159th consecutive quarterly cash dividend was declared in the amount of 9 1/2 cents per share of common stock payable August 25, 1998 to shareholders of record August 7, 1998.
     In a separate action, the Board authorized the repurchase of up to 750,000 shares of the Company's common stock, from time to time in the open market and in privately negotiated transactions, as the Company deems appropriate. The Company currently has 11,120,288 shares outstanding. The repurchased shares, to be held as authorized and unissued shares, will be available for general corporate purposes.
     Donald G. Smith, Chairman and Chief Executive Officer, stated:

          "The common stock repurchase program underscores the Company's strong performance and the continued confidence in the bright prospects for the future. The repurchase program continues the Board's efforts to enhance shareholder value through prudent capital investments, providing the opportunity for additional returns for our shareholders."

     Roanoke Electric Steel Corporation is a mini-mill producer of finished steel products, consisting of angles, rounds, flats and channels, which are sold to steel fabricators and steel service centers, and semi-finished steel billets, which are sold to other steel producers. Four subsidiaries are involved in various steel-related activities, consisting of steel scrap processing, steel bar joist fabrication and reinforcing bar fabrication.

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